Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference of our report dated August 10, 2021, with respect to the combined carve-out balance sheet of the Electronics & Software Segment of Communications Systems, Inc. as of December 31, 2020, and the related combined carve-out statements of operations, changes in net investment, and cash flows for the year then ended, and the related notes to the combined carve-out financial statements (collectively, the "combined carve-out financial statements"), in the Form S-3 of Lantronix, Inc. Our report dated August 10, 2021 relating to the combined carve-out financial statements contains an emphasis-of-matter paragraph that states that the accompanying combined carve-out financial statements reflect the assets, liabilities, revenue, and expenses directly attributable to the carved out entities as well as allocations deemed reasonable by management. We further consent to the reference to us under the heading “Experts” in the Form S-3.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

September 10, 2021